Exhibit 99.27(c)

UNDERWRITING AND DISTRIBUTION AGREEMENT

This Agreement is entered into on this 28th day of August, 2025 (“Effective Date”), by and between Aspida Life Insurance Company (“Aspida Life”), a life insurance company organized under the laws of the State of Michigan, and Aspida Financial Distributors, LLC (“Broker-Dealer”), a limited liability company organized under the laws of the State of Delaware.

RECITALS

WHEREAS, Aspida Life proposes to issue to the public certain registered index-linked annuity contracts (“RILA(s)”), variable life insurance policies and variable annuity contracts (“Variable Products”), and private placement variable annuity contracts and private placement variable life insurance policies (“PPVC(s)”) that are more fully described in the registration statement and the prospectus for the RILAs and Variable Products, and the private placement memorandum (“PPM”) for the PPVCs;

WHEREAS, the offering of the RILAs and the Variable Products (together, the “Registered Products”) will be registered with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “1933 Act”);

WHEREAS, the separate accounts supporting the Variable Products will also be registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the PPVCs will not be registered with the SEC and will be offered through the PPM on a private placement basis in compliance with securities law applicable to such offerings;

WHEREAS, Aspida Life desires to obtain the services of Broker-Dealer as the underwriter and distributor for the offering of the Registered Products, and the PPVC (together, the “Contracts”);

WHEREAS, Broker-Dealer, a broker-dealer registered under the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), desires to act as underwriter on an agency basis for the offering of the Contracts; and

WHEREAS, Broker-Dealer will so act in that capacity related to RILAs identified on Schedule A; the Variable Products identified on Schedule B; and the PPVCs identified on Schedule C;

NOW THEREFORE, Aspida Life and Broker-Dealer hereby agree as follows:

1.	DEFINED TERMS

a.	Registration Statement – At any time while this Agreement is in effect, the currently effective registration statement filed with the SEC under the 1933 Act on the applicable prescribed form, or currently effective post-effective amendment thereto, as the case may be, for the Registered Products, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment. For purposes of Section 12 of this Agreement, the term “Registration Statement” means any document which is or at any time was a Registration Statement within the meaning of this Section 1(a).

b.	Prospectus – At any time while this Agreement is in effect, the prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 424 or Rule 497 under the 1933 Act subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term “Prospectus” shall refer to the most recently filed prospectus filed under Rule 424 or Rule 497 under the 1933 Act, from and after the date on which it shall have been filed. For purposes of Section 12 of this Agreement, the term “any Prospectus” means any document which is or at any time was a Prospectus within the meaning of this Section 1(b).

2.	AUTHORITY AND DUTIES

a.	Aspida Life grants Broker-Dealer the exclusive right, subject to compliance with the registration requirements of the 1933 Act for the Registered Products, and the 1940 Act for the Variable Products, and the provisions of the 1934 Act, to serve as underwriter on an agency basis for the offering of the Contracts.

b.	Broker-Dealer shall have authority to enter into selling agreements with broker-dealers (“Selling Firms”) which are registered as broker-dealers under the 1934 Act and applicable state securities laws, licensed as insurance producers under applicable state insurance laws and, as applicable, appointed by Aspida Life, with authority to sell the Contracts. Any such contractual arrangement shall require the Selling Firm and its associated persons (“Sales Representatives”) to comply with licensing, registration, suitability, best interest and sales practice standards and/or requirements applicable to their recommendations of the Contracts adopted by the SEC, FINRA, and any insurance commission or securities commission for any state or other similar jurisdiction or U.S. territory (a “State”) in which Selling Firms offer or sell the Contracts.

c.	Broker-Dealer shall use its best efforts to provide information and marketing assistance for the offering of the Contracts to Selling Firms and their Sales Representatives on a continuing basis for so long as the offering is conducted.

d.	Aspida Life shall promptly appoint, under the insurance laws, Selling Firms and their Sales Representatives as may be required under applicable law of the States for such Selling Firms and their Sales Representatives to engage in solicitation activities for the Contracts.

e.	Aspida Life shall provide Broker-Dealer access to such records, officers and employees of Aspida Life at reasonable times as is necessary to enable Broker-Dealer to fulfill its obligations for the offering of the Contracts and to perform due diligence and to use reasonable care.

3.	RELATIONSHIP OF THE PARTIES

Aspida Life and Broker-Dealer acknowledge that in connection with the services provided by Broker-Dealer under this Agreement, Broker-Dealer is acting as an independent contractor and is an agent of Aspida Life only with respect to its role as underwriter and distributor for the offering of the Contracts. Aspida Life and Broker-Dealer acknowledge that: directors, officers, agents and shareholders of Aspida Life are or may be interested in Broker-Dealer as directors, officers, shareholders, or otherwise; directors, officers, agents and shareholders of Broker-Dealer are or may be interested in Aspida Life as directors, officers, shareholders or otherwise; Aspida Life may be otherwise interested in Broker-Dealer; and the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions hereunder except as otherwise provided by specific provisions or applicable law.

4.	REPRESENTATIONS AND WARRANTIES

a.	Aspida Life represents and warrants to Broker-Dealer as of the Effective Date of this Agreement and for so long as the offering of the Registered Products and PPVCs is conducted that:

i.	A true, complete and correct copy of the Registration Statement and Prospectus filed with the SEC prior to the Effective Date of this Agreement has been provided to Broker-Dealer for the Registered Products, and true, complete and correct copies of any amendments or supplements to the Registration Statement and Prospectus made after the effective date of this Agreement to the Registered Products will be promptly provided to Broker-Dealer at the time that they are filed with the SEC;

ii.	A true, complete and correct copy of the PPM, and any amendments or supplements thereto, will be promptly provided to Broker-Dealer when available;

iii.	The Registration Statement for the Registered Products as it became effective conformed, and any further amendments or supplements thereto will when they become effective, and any Prospectus will when filed pursuant to Rule 424 or Rule 497 under the 1933 Act, will conform in all material respects to the requirements of the 1933 Act and the rules and regulations of the SEC under the 1933 Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with information furnished in writing to Aspida Life by Broker-Dealer expressly for use therein;

iv.	The PPM will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with information furnished in writing to Aspida Life by Broker-Dealer expressly for use therein;

v.	The Contracts have been duly authorized by Aspida Life and, for the Registered Products, conform to the descriptions thereof in the Registration Statement and Prospectus and, for PPVCs, will conform to the descriptions thereof in the PPM (once provided), when issued as contemplated by the Registration Statement and Prospectus, and PPM, respectively, shall constitute legal, validly issued and binding obligations of Aspida Life in accordance with their terms;

vi.	Aspida Life is validly existing as a life insurance company in good standing under the laws of the State of Michigan, with power to own its properties and conduct its business as described in the Prospectus and PPM (once provided), and has been duly qualified to transact business and is in good standing under the laws of each other jurisdiction in which it conducts any business;

vii.	The performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a violation of any of the provisions of or default under any statute, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Aspida Life is a party or by which Aspida Life is bound (including Aspida Life’s charter or by-laws (or similar organizational documents) as a life insurance company, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Aspida Life or any of its properties);

viii.	There is no consent, approval, authorization or order of any court or governmental agency or body required for the consummation by Aspida Life of the transactions contemplated by this Agreement, except such as may be required under State insurance or securities laws in connection with the distribution of the Contracts; and

ix.	There are no material legal or governmental proceedings pending to which Aspida Life is a party or of which any property of Aspida Life is the subject (other than as set forth in the Prospectus, or litigation incident to the kind of business conducted by Aspida Life) which, if determined adversely to Aspida Life, would individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of Aspida Life.

b.	Broker-Dealer represents and warrants to Aspida Life that:

i.	Broker-Dealer is a broker-dealer duly registered with the SEC pursuant to the 1934 Act, is a member of FINRA, and is registered as required with the securities laws of those States in which it conducts business as a broker-dealer;

ii.	Broker-Dealer is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act;

iii.	The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of or constitute a default under any statute, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Broker-Dealer is a party or by which Broker-Dealer is bound (including the articles of organization or operating agreement (or similar organizational documents) of Broker-Dealer or any order, rule or regulation of any court or governmental agency or body having jurisdiction over either Broker-Dealer or its property); and

iv.	To the extent that any statements made in the Registration Statement or Prospectus, or any amendment or supplement thereto, or in any PPM, are made in reliance upon and in conformity with written information furnished to Aspida Life by Broker-Dealer expressly for use therein, such statements will, when they become effective or are filed with the SEC, as the case may be, conform in all material respects to the requirements of the 1933 Act, the 1940 Act, and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

5.	BOOKS AND RECORDS

a.	Aspida Life and Broker-Dealer shall cause to be maintained and preserved for the periods prescribed, such accounts, books and other documents as are required of each of them by applicable laws and regulations with respect to the offering and issuance of the Contracts. Aspida Life will prepare and maintain all books and records related to the Contracts including such books and records as Broker-Dealer is required to maintain under the 1934 Act, as applicable. For the purposes of this Agreement, books and records maintained for Broker-Dealer will be deemed to be the property of Broker-Dealer and will be subject to examination by the SEC in accordance with the 1934 Act and FINRA. Each party shall furnish to the other party such reports as may be reasonably requested by the other party for the purpose of meeting the reporting and recordkeeping requirements applicable to the other party.

b.	Subject to applicable SEC or FINRA restrictions or guidance, Aspida Life shall ensure that confirmations of transactions in the Contracts are sent to each owner of a Contract indicating such confirmation is being sent on behalf of the Selling Firm designated as agent-of-record for such Contract acting in its capacity as agent for Aspida Life. Aspida Life shall keep copies of such confirmations and records of transactions and shall make them available to Broker-Dealer upon request.

6.	SALES MATERIALS

a.	Broker-Dealer shall utilize the currently effective Prospectus in connection with its underwriting, marketing and distribution efforts for the Registered Products. As to other types of sales material (including free writing prospectuses and any “communications” as defined under FINRA Rule 2210(a)(1)), whether created by Broker-Dealer or Aspida Life, Broker-Dealer shall use such materials only if: (i) such materials have been approved in writing by Aspida Life for use in the marketing and distribution of the Registered Products; (ii) such materials comply with content standards under the laws, rules and regulations applicable to the offering of the Registered Products; and (iii) applicable regulatory filing requirements have been satisfied, including filing such materials with FINRA or any regulatory authority. Broker-Dealer shall require Selling Firms to agree to use only those sales materials (including free writing prospectuses) which have been authorized for use by Aspida Life.

b.	Broker-Dealer shall not distribute any Prospectus, sales literature (including free writing prospectuses) or any other printed (or electronic) matter or material used in the underwriting and distribution of any Registered Product if, to the knowledge of Broker-Dealer, any of the foregoing misstates the duties, obligations or liabilities of Aspida Life or Broker-Dealer.

c.	The duties, rights and obligations related to the related to the PPVC sales materials are described in the PPVC Terms and Conditions in Exhibit 1.

7.	COMPENSATION AND EXPENSES

a.	Aspida Life shall pay compensation to Broker-Dealer in such amount as to meet all of Broker-Dealer’s obligations to Broker-Dealer’s associated persons, if any, and to Selling Firms with respect to all payments for the Contracts issued by Aspida Life, it being understood that at Broker-Dealer’s direction, Aspida Life may pay the compensation to Broker-Dealer’s associated persons and to Selling Firms as paying agent on behalf of Broker-Dealer as a purely ministerial service.

b.	Aspida Life will pay or cause to be paid:

i.	Registration fees for registering the Contracts under the 1933 Act, if applicable;

ii.	The expenses, including counsel fees, of preparing a Registration Statement, Prospectus and such other documents as Aspida Life believes are necessary for registering the Registered Products with the SEC and such States as are deemed necessary or appropriate;

iii.	Expenses incident to preparing amendments or supplements to the Registration Statement or Prospectus;

iv.	Expenses for preparing and printing all Registration Statements, Prospectuses and sales materials and the expense of supplying them to the applicants for the Registered Products;

v.	Expenses incident to the issuance of its Registered Products; and

vi.	Expenses incident to the preparation and mailing of notices and reports.

c.	The duties, rights and obligations related to the PPVC compensation and expenses are described in the PPVC Terms and Conditions in Exhibit 1.

8.	ANTI-MONEY LAUNDERING COMPLIANCE

The parties shall comply with applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act, its implementing regulations, and related SEC rules, including without limitations, Customer Identification Program rules. Further, the parties shall comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). To the extent required by applicable law, the parties will promptly notify one another whenever suspicious activity or OFAC matches are detected.

9.	SAFEGUARDING OF PERSONAL INFORMATION

The parties each affirm that they have procedures in place reasonably designed to protect the privacy of Customer Confidential Information and will maintain such information they acquire pursuant to this Agreement in confidence and in accordance with all applicable privacy laws. “Customer Confidential Information” includes, by way of example and not limitation, all client-related information (including the names, addresses, telephone numbers, social security numbers and account numbers of such referred clients, as well as non-public personal information of such clients) that the parties receive. Notwithstanding the foregoing, each party shall have the right to use or disclose Customer Confidential Information: (i) to the full extent required to comply with applicable laws or requests of regulators; (ii) as necessary in connection with the party’s audit, legal, compliance or accounting procedures; (iii) as necessary or permitted by applicable laws in the ordinary course of business under this Agreement; (iv) as authorized by a customer; and (v) to protect against or prevent fraud. Customer Confidential Information does not include (i) information which is now generally available in the public domain or which in the future enters the public domain through no fault of the receiving party; (ii) information that is disclosed to the receiving party by a third party without violation by such third party of an independent obligation of confidentiality of which the receiving party is aware; or (iii) information that the disclosing party consents in writing that the receiving party may disclose.

10.	LEGAL AND REGULATORY ACTIONS

a.	Aspida Life and Broker-Dealer shall notify the other promptly of any substantive complaint received by either party with respect to Aspida Life, Broker-Dealer or any respective representative or employee with respect to any Contract. The parties shall cooperate in investigating such complaint and any response by either party to such complaint shall be sent to the other party for written approval not less than five business days prior to its being sent to the customer or any regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile. In any event, neither party shall release any such response without the other party’s prior written approval.

b.	Aspida Life and Broker-Dealer shall notify the other upon the happening of any material event, if known by such notifying party, which makes untrue any material statement made in the Registration Statement, Prospectus or PPM or which requires the making of a change therein in order to make any statement made therein not materially misleading. In addition, Aspida Life shall notify Broker-Dealer immediately or in any event as soon as possible under the circumstances of the following:

i.	If Aspida Life becomes aware that any Prospectus, PPM, sales literature or other printed (or electronic) matter or material used in marketing and distributing any Contract contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading;

ii.	Of any request by the SEC for any amendment to a Registration Statement, for any supplement to the Prospectus, or for additional information;

iii.	Of the issuance by the SEC of any “stop order” with respect to a Registration Statement or any amendment thereto, or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Registered Products;

iv.	Of any event of the Contracts’ noncompliance with the applicable requirements of federal tax law or regulations, rulings, or interpretations thereunder that could jeopardize the Contracts’ status as annuity or life insurance contracts, as applicable;

v.	Of any change in applicable insurance laws or regulations of any State materially adversely affecting the insurance status of the Contracts or Broker-Dealer’s obligations with respect to the distribution of the Contracts; and

vi.	Of any loss or suspension of the approval of the Contracts or distribution thereof by a State securities regulatory authority or State insurance regulatory authority, any loss or suspension of Aspida Life’s certificate of authority to do business or to issue annuity contracts in any State, or of the lapse or termination of the Contracts’ registration, approval or clearance in any State.

c.	Aspida Life and Broker-Dealer shall notify the other in writing upon being apprised of the commencement of any proceeding, investigation or hearing involving the offer, distribution or sale of the Contracts. Aspida Life and Broker-Dealer shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement.

11.	TERMINATION

a.	This Agreement shall terminate automatically upon its assignment by either party to another person unless the other party has consented to the assignment. Notwithstanding the preceding sentence, either party may assign its rights hereunder to any of its affiliates, without the other party’s consent.

b.	This Agreement shall terminate without the payment of any penalty by either party upon sixty (60) days’ advance written notice.

c.	This Agreement shall terminate at the option of Aspida Life upon institution of formal proceedings against Broker-Dealer by FINRA or by the SEC, or if Broker-Dealer or any representative thereof at any time:

i.	Employs any device, scheme, artifice, statement or omission to defraud any person;

ii.	Fails to account and pay over promptly to Aspida Life money due it according to Aspida Life’s records; or

iii.	Violates the conditions of this Agreement.

12.	INDEMNIFICATION

a.	Aspida Life shall indemnify and hold harmless Broker-Dealer and any of its officers, directors, employees or agents, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Broker-Dealer and/or any such person may become subject, under any statute or regulation, any FINRA rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

i.	arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any PPM, Registration Statement or in any Prospectus; provided that Aspida Life shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to Aspida Life by Broker-Dealer specifically for use in the preparation of any such PPM, Registration Statement or Prospectus, or any amendment thereof or supplement thereto; or

ii.	result from any material breach by Aspida Life of any provision of this Agreement.

This indemnification agreement shall be in addition to any liability that Aspida Life may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

b.	Broker-Dealer shall indemnify and hold harmless Aspida Life and any of its officers, directors, employees or agents, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Aspida Life and/or any such person may become subject under any statute or regulation, any FINRA rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

i.	arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any PPM, Registration Statement or in any Prospectus; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Broker-Dealer to Aspida Life specifically for use in the preparation of any such PPM, Registration Statement or Prospectus;

ii.	result because of any use by Broker-Dealer or any representative of Broker-Dealer of promotional, sales or advertising material not authorized by Aspida Life or any verbal or written misrepresentations by Broker-Dealer or any representative of Broker-Dealer or any unlawful sales practices concerning the Contracts by Broker-Dealer or any representative of Broker-Dealer under federal securities laws or FINRA Rules; or

iii.	result from any material breach by Broker-Dealer of any provision of this Agreement.

This indemnification shall be in addition to any liability that Broker-Dealer may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

c.	Promptly after receipt by a party entitled to indemnification (“Indemnified Person”) under this Section 12 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 12 (“Indemnifying Party”), such Indemnified Person shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Person otherwise than on account of this Section 12. The Indemnifying Party will be entitled to participate in the defense of the Indemnified Person but such participation will not relieve such Indemnifying Party of the obligation to reimburse the Indemnified Person for reasonable legal and other expenses incurred by such Indemnified Person in defending himself or itself.

The indemnification provisions contained in this Section 12 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Broker-Dealer or Aspida Life, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 12.

13.	LIMITATION OF LIABILITY

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Broker-Dealer (and its officers, directors, agents, employees, controlling persons and any other person or entity affiliated with Broker-Dealer or retained by it to perform or assist in the performance of its obligations under this Agreement), Broker-Dealer shall not be subject to liability to Aspida Life or for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates.

14.	NOTICE

Any notice, request, instruction or other document to be given hereunder by either party hereto to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, as set forth below:

If to Aspida Life:

Aspida Life Insurance Company

2327 Englert Drive

Durham, NC, 27713

Attention: Legal Department

E-mail: legal.notices@aspida.com

If to Broker-Dealer:

Aspida Financial Distributors, LLC

2327 Englert Drive

Durham, NC, 27713

Attention: Legal Department

E-mail: legal.notices@aspida.com

15.	GENERAL PROVISIONS

a.	This Agreement and any matters related to this Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflict of laws that would result in the application of any law other than the laws of the State of Delaware.

b.	This Agreement, along with any Schedules or Exhibits attached hereto, may be amended from time to time by the mutual agreement and consent of the undersigned parties.

c.	In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be duly executed by their authorized persons, to be effective as of the date set forth above.

ASPIDA LIFE: Aspida Life Insurance Company	BROKER-DEALER: Aspida Financial Distributors, LLC

By:	/s/ Lou Hensley	By:	/s/ Deirdre Patten
Name: Lou Hensley		Name: Deirdre Patten
Title: CEO and President		Title: Chief Executive Officer
Date: August 28, 2025		Date: August 28, 2025

		By:	/s/ Taiesha McBroom
Name: Taiesha L. McBroom
Title: Secretary
Date: August 28, 2025

SCHEDULE A

RILAs

1.	DreamPath Registered Index-Linked Annuity

SCHEDULE B

VARIABLE PRODUCTS

SCHEDULE C

PRIVATE PLACEMENT VARIABLE CONTRACTS (PPVC)